KARMA MEDIA, INC. UNVEILS CAUSE-RELATED WEB SITE,
KARMAJUNCTION.COM


Los Angeles, CA - November 6, 2003 - Karma Media, Inc.
(OTCBB: KRMA) today announced the launch of its much-anticipated web site, www.karmajunction.com

The launch of www.karmajunction.com coincides with the Company's recent name change to Karma Media, Inc.

Karma Media's mission is to foster social change by creating awareness and fundraising campaigns for charities, and other non-profit causes via the use of Internet technologies. The foundation of the Karma Media concept is www.karmajunction.com. Karma Junction is a cause related marketing concept that matches socially responsible companies with like-minded consumers via the use of merchant affiliation programs. Participating merchants in the Karma Junction network agree to donate a portion of all sales generated through the network to a designated charity.

"The rollout of the Karma Junction concept establishes Karma Media, Inc. as one of the contenders in the field of cause related marketing online," said Dominique Einhorn, the Company's Chief Executive. "We believe that a merchant's association with a good cause will redefine the way consumers shop online and positively affect the merchant's overall sales and customer loyalty."

"In a world where everyone has come to expect the same product quality and levels of customer service, a merchant's belief system and association with higher values will become a strong differentiator in the marketplace", added Company Chairman and Spokesperson Estelle Reyna. "Showing that you care and becoming a positive corporate citizen can earn you additional market share and mind-share. It is my goal to promote and endorse the concept of cause related marketing via my media appearances worldwide."

Karma Media, Inc. intends to unite socially responsible merchants with likeminded consumers by building an online marketplace where one can easily find the other.


Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.



Contact: Dominique Einhorn
Voice: 310-397-1200